Exhibit F

Execution Version

October 30, 2012

KeyBank National Association,
   as Administrative Agent
127 Public Square
Cleveland, Ohio 44114

Re:                             Second Amended and Restated Credit Agreement

Ladies and Gentlemen:

Each of the undersigned (on behalf of themselves and each of their respective heirs, successors and assigns, collectively, the “Obligors” and individually each an “Obligor”) refers to the Second Amended and Restated Credit Agreement dated as of October 30, 2012 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”) among Lehigh Gas Partners LP, a Delaware limited partnership (the “Borrower”), KeyBank National Association, as administrative agent (in such capacity and together with its successors and assigns, the “Administrative Agent”), as Collateral Agent, a Joint Lead Arranger and a Joint Book Runner, Citizens Bank of Pennsylvania, as Syndication Agent, RBS Citizens, N.A., as a Joint Lead Arranger and a Joint Book Runner, and the lenders from time to time a party thereto (collectively, the “Lenders”).  Capitalized terms used in this letter agreement (this “Letter Agreement”) and not otherwise defined herein shall have the meaning given to them in the Credit Agreement.

In consideration of the entry by the Lenders into the Credit Agreement and the extensions of credit contemplated thereunder, and for other good and valuable consideration, each Obligor hereby agrees with the Administrative Agent, for the benefit of the Lenders and the other Secured Parties, that on and after the date hereof, each Obligor shall:

(1)           reinvest an amount not less than 80% of each Dividend (hereafter defined), net of any actual income tax liability of such Obligor or its owners, based on income of the Borrower allocated to such Obligor or its owners, received by such Obligor (each a “Required Reinvestment”) in a dividend reinvestment plan or similar plan (any such plan a “DRIP”) that provides for the reinvestment into the Borrower by certain holders of the Equity Interests of the Borrower of proceeds of dividends or other distributions (“Dividends”) in respect of the Equity Interests of the Borrower owned by them; or

(2)           in the event that a DRIP does not exist, investments under a DRIP are suspended, or a DRIP is otherwise unavailable to such Obligor, at the time of any Required Reinvestment, such Obligor shall deposit an amount equal to the amount of the Required Reinvestment into a deposit or securities account located at a branch of the Administrative Agent or one of its affiliates (each such account, a “Blocked Account” and, collectively, the “Blocked Accounts”).  Amounts held in Blocked Accounts shall be invested in cash or Cash Equivalents as directed by such Obligor.  Each Obligor shall be permitted to withdraw any interest, earnings or other profits from the proceeds of such investments but shall not be permitted to withdraw any principal deposited in any Blocked Account unless (A) approved by the Required Lenders, or (B) the Credit Agreement has been terminated and all obligations thereunder paid in full.

Notwithstanding anything in this Letter Agreement to the contrary, (A) the Obligors shall not be required to make any Required Reinvestment or any deposit contemplated by paragraph (2) above, to the extent the aggregate amount already invested by all Obligors in the DRIP and/or on deposit in all Blocked Accounts is at least $8,000,000; and (B) no Obligor shall be required to make any Required Reinvestment or any deposit contemplated by paragraph (2) above, to the extent the aggregate amount such Obligor is required to make as a Required Reinvestment or as such a deposit has been invested in the DRIP and/or deposited in a Blocked Account by another Obligor.

Notwithstanding anything in this Letter Agreement, the Credit Agreement or any other Loan Document to the contrary, nothing in this Letter Agreement shall require the Borrower to establish, or maintain availability of, a DRIP.  This Letter Agreement shall not constitute a Loan Document.

Each Obligor acknowledges and agrees that each Lender and each other Secured Party is entering into the Credit Agreement and agreeing to make the extensions of credit and other accommodations thereunder in reliance on the agreements set forth in this Letter Agreement.  Each Obligor further agrees that the obligations of each of them under this Letter Agreement will be enforceable against them notwithstanding any amendment, waiver or other modification, whether by course of conduct or otherwise, of the Credit Agreement or any other Loan Document.

Each Obligor agrees that the Administrative Agent may demand specific performance of this Letter Agreement and hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the Administrative Agent.  Each Obligor further agrees that its obligations and agreements hereunder are independent of each other Obligor.  This Letter Agreement may be enforced by the Administrative Agent separately against one or more of the Obligors without effecting its validity against any other Obligor.  The obligations and agreements of any Obligor hereunder will not be effected by the death, disability, incapacity, insolvency or other condition of any other Obligor or the fact that enforceability may be prohibited or limited against any such other Obligor.

This Letter Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT.

2

Neither this Letter Agreement nor any of the terms hereof may be amended, modified, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing and executed on behalf of the Administrative Agent and the Obligors.

This Letter Agreement shall remain in full force and effect until the Credit Agreement has been repaid in full (exclusive of any contingent indemnity obligations) and all commitments thereunder terminated and all other obligations (exclusive of any contingent indemnity obligations) owing to the Secured Parties have been fully satisfied.

3

This Letter Agreement has been signed by each of the undersigned as of the date set forth above.

/s/ Joseph V. Topper, Jr.
Joseph V. Topper, Jr.

Signature Page Drip Plan Letter Agreement

Accepted by the undersigned as of the date set forth above:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Thomas A. Crandell
Name: Thomas A. Crandell
Title: Senior Vice President

[Signature Page to Lehigh Letter Agreement]